UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
___________

FORM 8-K
CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 22, 2015

TC PipeLines, LP
(Exact name of registrant as specified in its charter)

Delaware	001-35358	52-2135448
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Louisiana Street, Suite 700 Houston, TX	77002-2761
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(877) 290-2772

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 22, 2015, Stuart Kampel resigned as the Vice President and General Manager of TC PipeLines GP, Inc. (the “General Partner”), the general partner of TC PipeLines, LP, a Delaware limited partnership (the “Partnership”) to assume a management role at TransCanada Corporation, the ultimate parent company of the General Partner (“TransCanada”). Mr. Kampel’s resignation was not the result of any disagreement with the Partnership or the General Partner relating to either entity’s operations, policies or practices.

Effective upon Mr. Kampel’s resignation, Janine Watson was appointed to fill the role of Vice-President and General Manager of the General Partner. Ms. Watson, age 45, has served in various roles at TransCanada since April 1997, most recently as Associate General Counsel – Energy.

Terry Ofremchuk has also notified the Partnership of his intention to resign from his position as Vice-President, Taxation of the General Partner, effective upon his retirement from TransCanada in late-February 2016.  Mr. Ofremchuk’s notice of his intention to resign was not the result of any disagreement with the Partnership or the General Partner relating to either entity’s operations, policies or practices.

Upon Mr. Ofremchuk’s retirement, Nancy Priemer will assume the role of Vice-President, Taxation of the General Partner.  Ms. Priemer, age 56, currently serves as Director, USPL Tax at TransCanada, where she has held various positions of increasing responsibility since November 1998.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TC PipeLines, LP by: TC PipeLines GP, Inc., its general partner
By: /s/ Jon Dobson Jon Dobson Secretary

Dated:  October 28, 2015